Exhibit 10.39

November 5, 2018

Mary Ellen Genovese

RE: 8x8, Inc. Managing Director of European Operations

Dear Mary Ellen,

This letter supersedes and replaces in its entirety the employment agreement between you and 8x8, Inc. ("8x8" or "the Company") dated October 6, 2014, as amended to date. This letter confirms that, effective as of November 1, 2018, you ceased serving as the Company's Chief Financial Officer and became the Managing Director of European Operations. The terms of your new employment relationship with the Company, effective as of November 1, 2018, will be as set forth below.

  Position. Your position will be Managing Director of European Operations. You will cease to be an Executive Vice President of the Company, but you will continue to report to the Company's Chief Executive Officer. As such, you will have responsibilities as determined by the Company's Chief Executive Officer. You will promptly relocate to the Company's London office and will work from that office until on or around May 31 2019 (but no later than June 14, 2019), at which time you will return to the United States and continue to be employed by the Company on a part-time basis until September 30, 2019. Your duties and responsibilities are subject to change depending on the needs of the Company. Subject to further advice from employment and tax counsel in the United States and United Kingdom, you may become a temporary employee of 8x8 UK Limited for the duration of your employment in the United Kingdom.

  Unless you and the Company agree otherwise, you will cease to serve as director of each subsidiary of which you currently serve as a director, other than 8x8 UK Limited. You will remain a director of 8x8 UK Limited until the Company's appointment of a successor, or until your earlier removal or resignation.

  Termination Date. Your employment with the Company will terminate on September 30, 2019 (the "Termination Date"), unless you and the Company mutually agree to alter this date, and otherwise subject to the terms and conditions of this offer letter.

  Compensation.

    Base Salary. You will be paid an annualized salary of $290,000 payable in accordance with the Company's standard payroll policies subject to normal required withholding.

    Expenses. You will be provided with a lump-sum payment of $50,000 to offset your housing costs while living in the UK. You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company's Employee Handbook.

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432

    Management Incentive Plan. You will be eligible to participate in the Company's Management Incentive Plan while you are a full-time employee, with a target annual bonus of 50% of your annual base salary, and otherwise on substantially the same terms as your current participation.

  Stock Awards; No Participation in Policies.

    You will not be entitled to any additional awards of stock-based compensation, but your existing equity awards will continue to vest subject to your continued employment or other qualifying association with the Company or any of its subsidiaries, in accordance with the terms and conditions of such equity awards, and further subject to this Section 4.

    Except as set forth in Section 4(c) below, as of the Effective Date, you shall no longer be eligible to participate in any change-in-control or severance policies or agreements, including but not limited to, the 8x8, Inc. 2015 Amended and Restated Executive Change-in-Control and Severance Policy (Amended and Restated as of October 1, 2017) and the 8x8, Inc. 2017 Executive Change-in-Control and Severance Policy.

    Involuntary Termination: In the event that you are subject to an Involuntary Termination (as defined below) prior to the Termination Date, including due to a Change-in-Control, then (to the extent the underlying shares have not vested between the date of this letter and the date of your Involuntary Termination) the RSU awards and options listed on Exhibit A hereto will accelerate and vest as to the number of shares set forth for each award in Exhibit A. With respect to PSUs, the performance period shall be deemed to end on the date of the termination of your employment (the "Involuntary Termination Date"), and you will receive shares of stock based on the Company's performance through the Involuntary Termination Date (i.e., at 100% target, you would receive the number of shares set forth for each award in Exhibit A).

    "Involuntary Termination" means without your express written consent, a termination of your employment with the Company without Cause that prevents continued vesting of your unvested equity.

    "Cause" means: (i) any act of personal dishonesty taken by you in connection with your responsibilities in your service to the Company which is intended to result in your personal enrichment; (ii) your conviction of a felony; (iii) any act by you that constitutes material misconduct and is injurious to the Company; (iv) any breach of fiduciary duty to the company, (v) a material breach of any agreement with the Company, or (vi) your initiating litigation against the Company (excluding any litigation to enforce the Company's compliance with the terms of this agreement). For purposes of this clause (d), "Company" includes the Company and each of its subsidiaries.

    "Change-in-Control" means the consummation of any of the following corporate transactions:

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432

      an acquisition in one or more related transactions of 45% or more of the Company's common stock or voting securities by a "person" (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding the Company, any employee benefit plan of the Company and any corporation controlled by the Company's stockholders) or multiple "persons" acting as a group;

      a complete liquidation or dissolution of the Company;

      a sale, transfer or other disposition of all or substantially all of the Company's assets; or

      a merger, consolidation or reorganization (collectively, a "Business Combination") other than a Business Combination in which (i) the stockholders of the Company receive 50% or more of the stock of the corporation resulting from the Business Combination and (ii) at least a majority of the board of directors of such resulting corporation were incumbent directors of the Company immediately prior to the consummation of the Business Combination and (iii) after which no individual, entity or group (excluding any corporation or other entity resulting from the Business Combination or any employee benefit plan of such corporation or of the Company) who did not own 45% or more of the stock of the resulting corporation or other entity immediately before the Business Combination owns 45% or more of the stock of such resulting corporation or other entity.

  Benefits. The Company will continue to make available to you standard medical, dental, life and disability insurance benefits, as well a 401(k) Plan, and Employee Stock Purchase Plan.

  Standard Confidentiality and Inventions Assignment Agreement. You will remain bound by the Company's standard Confidential Information and Inventions Assignment Agreement (the "Confidentiality Agreement") which you signed on July 1, 2014.

  At-Will Employment. You will continue to be an employee-at-will, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason without further obligation or liability to either party, except as provided in Section 4(c) regarding an Involuntary Termination. Such termination will not affect the parties' respective obligations under the Confidentiality Agreement.

  No Outside Consulting. You agree to not sit on any board of directors of, or do any outside consulting work for, any other unaffiliated person or company while employed at the Company other than with the advance written approval of the Chief Executive Officer of the Company.

Please indicate your acceptance by signing and returning a copy of the signed letter to me via DocuSign or email.

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432

Congratulations on your new assignment!

Sincerely,

By: /s/Vikram Verma
Vikram Verma
Chief Executive Officer

AGREED AND ACCEPTED:

/s/Mary Ellen Genovese
Mary Ellen Genovese

Date: November 6, 2018

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432

Exhibit A
Grant DateType	Vest Date	Shares to Vest	Notes
9/22/2015	ISO	9/22/2019	10,443
9/22/2015	RSU	9/22/2019	13,923
9/20/2016	RSU	9/20/2019	11,975
9/19/2017	RSU	9/19/2019	16,892
9/20/2016	PSU	9/20/2019	17,838	50% of total award target referenced; actual number of shares subject to performance achievement at the close of the performance period.
9/19/2017	PSU	9/20/2019	27,694	50% of total award target referenced; actual number of shares subject to performance achievement at the close of the performance period.

8x8, Inc.                                 2125 O'Nel Drive                                 San Jose, CA 95131                                 Phone: 408.727.1885                                 Fax: 408.980.0432